EX-28.h.9
Nationwide Fund Distributors LLC
1000 Continental Drive, Suite 400
King of Prussia, PA 19406
May 1, 2010
Nationwide Variable Insurance Trust
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406

Re:	12b-1 Fee Waiver
Ladies and Gentlemen:
     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Distributors LLC (the “Distributor”) agrees that, with respect to each of the NVIT Cardinal Aggressive Fund, NVIT Cardinal Moderately Aggressive Fund, NVIT Cardinal Capital Appreciation Fund, NVIT Cardinal Moderate Fund, NVIT Cardinal Balanced Fund, NVIT Cardinal Moderately Conservative Fund and NVIT Cardinal Conservative Fund (collectively, the “Cardinal Funds”), which are series of Nationwide Variable Insurance Trust, the Distributor shall waive a portion of the Rule 12b-1 fees for the Class II Shares of the Cardinal Funds in an amount equal to 0.16%, for the period from the date of this Agreement through April 30, 2011. The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Distributors LLC
By:	/s/Lee T. Cummings
Name:	Lee T. Cummings
Title:	Senior Vice President

Your signature below acknowledges
acceptance of this Agreement:
Nationwide Variable Insurance Trust

By:	/s/Allan J. Oster
Name:	Allan J. Oster
Title: Date:	Assistant Secretary 5/1/10